UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 8, 2006

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

5555 Triangle Parkway, Suite 300
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1—REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry Into a Material Definitive Agreement.

        The information included under Item 5.02. below is incorporated herein by reference.

SECTION 5—CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

        On November 13, 2006, Auriga Laboratories, Inc. (the “Company”) issued a press release announcing the appointment of Charles R. Bearchell as chief financial officer (principal financial and accounting officer), effective as of November 20, 2006. The press release announcing the appointment of Mr. Bearchell is attached hereto as Exhibit 99.1.

        In the past year, Mr. Bearchell has served as a financial consultant to a publicly-held California company that designs, develops, markets and services rapid three-dimensional printing, prototyping and manufacturing. In his consulting function, Mr. Bearchell was responsible for the company’s securities and accounting compliance for financial reporting, including preparing reports for filing with the Securities and Exchange Commission. From 2003 to 2005, Mr. Bearchell served as the chief financial officer for YouBet.com, Inc. (NASDAQ SmallCap: UBET), where he managed all accounting, financial and treasury functions for the publicly-held online gaming company with $60 million in revenues and 82 employees. From 2001 to 2003, Mr. Bearchell was the controller for The Plastic Surgery Company, Inc., where he managed a variety of accounting functions for the publicly-held company with $40 million in revenue. Prior to joining The Plastic Surgery Company, Inc., Mr. Bearchell was the chief financial officer for AVTEL Services, Inc., where he managed all accounting and financial operations for the privately-held, $40 million aircraft, maintenance and storage company. Mr. Bearchell also served as a Staff Accountant in the Los Angeles Branch of the Securities and Exchange Commission from 1976 to 1985.

        Mr. Bearchell holds a bachelor of science degree in Business Administration from California State University, Northridge and a juris doctor degree from Southwestern University Law School in Los Angeles.

        Mr. Bearchell succeeds to the position of chief financial officer, replacing Mr. Philip S. Pesin, the Company’s chief executive officer and chairman of the board, who temporarily held the position while searching to fill the post.

        The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Bearchell in connection with his appointment as chief financial officer. Under the Employment Agreement, Mr. Bearchell will receive an annual base salary of One Hundred Ninety-Five Thousand Dollars ($195,000.00). The Employment Agreement also provides that Mr. Bearchell will be eligible to earn a bonus from the Company, with an annual target payout of thirty percent (30%) of his base salary and with a minimum annual payout of ten percent (10%) of his base salary. The minimum annual bonus will be payable by the Company semi-annually commencing with the first full fiscal year following Mr. Bearchell’s appointment. The actual bonus payout in excess of the minimum annual amount shall be determined based upon the Company’s achievement level against certain financial and other performance objectives. Mr. Bearchell will also be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company.

        Concurrent with the execution of the Employment Agreement, on November 8, 2006, the board of directors of the Company approved the issuance to Mr. Bearchell of a non-statutory stock option (the “Stock Option Agreement”) to purchase seven hundred fifty thousand (750,000) shares of the Company’s common stock under its 2006 Stock Option Plan. The Stock Option Agreement provides for an exercise price of $1.26 per share, which is equal to the closing price as reported on the OTC Bulletin Board on the date of grant. The option vests as follows: (a) one-third (1/3) of the option is exercisable on the date of grant; and (b) subject to Mr. Bearchell’s continued employment by the Company, 1/36th of the remaining number of shares of common stock subject to the option shall vest each month thereafter.

        The Employment Agreement also contains severance provisions and other covenants.

        In conjunction with his employment as chief financial officer, Mr. Bearchell has also executed the Company’s standard indemnification agreement for directors and officers of the Company, which provides, among other things, that the Company will indemnify Mr. Bearchell, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer of the Company, and otherwise to the full extent permitted under the Company’s bylaws and state law.

        The foregoing descriptions of the Employment Agreement, Stock Option Agreement and Indemnification Agreement are subject to, and qualified in their entirety by, the Employment Agreement, Stock Option Agreement and Indemnification Agreement, respectively. The Employment Agreement, Stock Option Agreement and Indemnification Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and the terms thereof are incorporated herein by reference.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Document

10.1	Employment Agreement dated as of November 8, 2006 entered into between Auriga Laboratories, Inc. and Charles R. Bearchell.

10.2	Notice of Stock Option Grant issued by Auriga Laboratories, Inc. to Charles R. Bearchell on November 8, 2006.

10.3	Indemnification Agreement dated November 8, 2006 entered into between Auriga Laboratories, Inc. and Charles R. Bearchell.

99.1	Press Release of Auriga Laboratories, Inc. dated November 13, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.
Date: November 13, 2006	By: /s/ Philip S. Pesin
Philip S. Pesin
Chief Executive Officer

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